Exhibit 5.3

Barristers & Solicitors Bay Adelaide Centre 333 Bay Street, Suite 3400 Toronto, Ontario M5H 2S7

Telephone: 416.979.2211
Facsimile: 416.979.1234
goodmans.ca
December 15, 2010
To: United States Securities and Exchange Commission
Dear Sirs and Mesdames:

Re:	IVANHOE MINES LTD. REGISTRATION STATEMENT ON FORM F-10.
Reference is made to the Registration Statement on Form F-10 (file no. 333-169984) filed by Ivanhoe Mines Ltd. with the United States Securities and Exchange Commission (the “Registration Statement”).
We hereby consent to the use of our name in the sections entitled “Certain Canadian Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement.
This letter is solely for your information in connection with the registration of the securities covered by the Form F-10 and is not to be referred to in whole or in part for any other purpose.
Yours truly,
Goodmans LLP